Exhibit 10.1

RAMBUS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is by and between Rambus Inc. (the “Company”) and Ronald Black (“Executive”).

1.             Duties and Scope of Employment.

(a)           Positions and Duties.  Commencing June 25, 2012 (the “Effective Date”), Executive will serve as the Company’s President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”).  As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b)           Board Membership.  Executive will be appointed to serve as a member of the Board as of the first Board meeting following the Effective Date.  Executive’s continued service as a member of the Board will be subject to any required stockholder approval.  Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other officer and director positions held at the Company and its affiliates) voluntarily, without any further action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect his resignation.

(c)           Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with the Company’s Code of Business Conduct and Ethics.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, including membership of boards of directors or advisors, for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may continue to serve as a member of the board of directors (and committees thereof) of two of the companies on whose boards he is serving as of the Effective Date, provided that such service does not conflict with the Company’s Code of Business Conduct and Ethics.  Executive agrees that within a reasonable period of time following the Effective Date he will resign from the board of directors of one or more companies on which he is serving as of the Effective Date so that he will only continue serving on the board of directors of two or fewer companies following such resignation(s).  The Company acknowledges and agrees that Executive will be serving on the board of directors of more than two companies as of the Effective Time through the date of any such resignation.

(d)           Location. Executive acknowledges that the Company’s principal executive offices are currently located in Sunnyvale, California. Executive’s principal place of employment shall be the Company’s principal executive offices. Executive agrees that he will be regularly present at the Company’s principal executive offices to perform his duties hereunder. Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

(e)           Representation.  Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that as of the date of this Agreement, other than those disclosed to the Company in writing, there are no threatened, pending, or actual claims against Executive of which he is aware as a result of his employment with any previous employer or his membership on any boards of directors.

(f)            Other Entities.  Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company.  As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2.             Term.  This Agreement will commence on the Effective Date and will remain in effect through June 26, 2017; provided, however, that Sections 8 and 9 of this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment triggering severance benefits under Section 9 that occurs prior to the lapsing of the term of this Agreement.

3.             At-Will Employment.  Executive and the Company agree that Executive’s employment with Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason (as each such term is defined in Section 11 below), at the option either of the Company or the Executive.  However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

4.             Compensation.

(a)           Base Salary.  As of the Effective Date, the Company will pay Executive an annual salary of $515,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b)           Annual Incentive.  For 2012, Executive will be eligible to receive a target annual incentive equal to 100%  of Executive’s Base Salary, with a maximum payout equal to 200% of Executive’s Base Salary, in either case pro-rated for the partial year and subject to the achievement of performance goals established by the Compensation Committee of the Board following consultation with the Executive.  Thereafter, Executive will be eligible to receive annual incentives payable for the achievement of performance goals established by the Compensation Committee of the Board following consultation with the Executive, with a target bonus equal to

100% of Executive’s Base Salary (the “Target Bonus”) and a maximum bonus equal to 200% of Executive’s Base Salary.  The actual earned Target Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Compensation Committee of the Board are achieved or exceeded (the “Earned Bonus”).  All annual incentive payments are contingent upon Executive remaining employed with the Company through the payment date.  In no event shall payment of any Earned Bonus be made later than March 15th of the year following the year to which the Earned Bonus relates.

(c)           Stock Options

(i)        Service-Based Stock Option Grant.   On the first trading day in July 2012, Executive will be granted a stock option to purchase 595,000 shares of Company common stock (the “Service-Based Option Grant”).  The exercise price will be at a per share exercise price equal to the closing price on the Nasdaq National Market per share of Company common stock on the grant date.  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the Service-Based Option Grant will be scheduled to vest as follows: no option shares will vest in the first six months; upon the six month anniversary of the Service-Based Option Grant date, 10% of the covered option shares underlying the Service-Based Option Grant will vest and, thereafter, the remaining option shares underlying the Service-Based Option Grant will vest each month at a linear rate such that all Service-Based Option Grant shares have vested on the four-year anniversary of the grant date.  All vesting is subject to Executive remaining a Service Provider, as defined in the Company’s 2006 Equity Incentive Plan (“Service Provider”), through the relevant vesting dates. Subject to accelerated vesting upon certain terminations of employment as set forth herein, Executive’s Service-Based Option Grant will otherwise have the standard terms and conditions of our form stock option agreement under the 2006 Equity Incentive Plan.

(ii)       $15 Performance-Based Stock Option Grant.   On the first trading day in July 2012, Executive will be granted a stock option to purchase 297,500 shares of Company common stock (the “$15 Performance-Based Option Grant”).  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the $15 Performance-Based Option Grant will be scheduled to vest as to 100% of the covered shares on June 25, 2015, but only if the Company’s stock price (adjusted for any stock splits occurring after the Effective Date) has previously attained a closing price on the Nasdaq National Market of $15 or more over any sixty consecutive trading day period (the “$15 Performance Milestone”).  If the $15 Performance Milestone has not been achieved by June 25, 2015, the $15 Performance-Based Option Grant shall still vest 100% upon the subsequent date, if any, upon which the $15 Performance Milestone has been achieved prior to June 25, 2017.  If the $15 Performance Milestone has not been achieved by June 25, 2017, the $15 Performance-Based Option Grant will not vest and shall be forfeited in its entirety.  Vesting is also subject to Executive remaining a Service Provider through the vesting date.  Subject to accelerated vesting upon certain terminations of employment as set forth herein, Executive’s $15 Performance-Based Option Grant will otherwise have the standard terms and conditions of the Company’s form stock option agreement under the 2006 Equity Incentive Plan.

(iii)      $16-$20 Performance-Based Stock Option Grant.   On the first trading day in July 2012, Executive will be granted a stock option to purchase 297,500 shares of Company common stock (the “$16-$20 Performance-Based Option Grant”).  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the $16-$20 Performance-Based Option Grant will be scheduled to vest as to 100% of the covered shares on June 25, 2015; provided, however, that no shares shall vest on such date unless the Company’s stock price (adjusted for any stock splits occurring after the Effective Date) attains a closing price on the Nasdaq National Market of:

• $16 or more for any sixty consecutive trading days during the period commencing on the Effective Date and terminating on June 25, 2015 (the “Option Performance Period”), in which case the $16-$20 Performance-Based Option Grant will vest as to 20% of the shares subject thereto, rounded down to the nearest whole share.

• $17 or more for any sixty consecutive trading days during the Option Performance Period, in which case the $16-$20 Performance-Based Option Grant will vest as to an additional 20% of the shares subject thereto, rounded down to the nearest whole share.

• $18 or more for any sixty consecutive trading days during the Option Performance Period, in which case the $16-$20 Performance-Based Option Grant will vest as to an additional 20% of the shares subject thereto, rounded down to the nearest whole share.

• $19 or more for any sixty consecutive trading days during the Option Performance Period, in which case the $16-$20 Performance-Based Option Grant will vest as to an additional 20% of the shares subject thereto, rounded down to the nearest whole share.

• $20 or more for any sixty consecutive trading days during the Option Performance Period, in which case the $16-$20 Performance-Based Option Grant will vest as to 100% of the remaining unvested shares subject thereto.

If the $16-$20 Performance-Based Option Grant has not vested, or has only partially vested by June 25, 2015, the $16-$20 Performance-Based Option Grant shall still vest additionally if and to the extent the related performance milestones set forth above are achieved prior to June 25, 2017.  To the extent that the $16-$20 Performance-Based Option Grant has not vested by June 25, 2017, any portion of the $16-$20 Performance-Based Option Grant that has not vested as of such date will not vest and shall be forfeited.  Vesting is also subject to Executive remaining a Service Provider through the applicable vesting date.  Subject to accelerated vesting upon certain terminations of employment as set forth herein, the $16-$20 Performance-Based Option Grant will otherwise have the standard terms and conditions of the Company’s form stock option agreement under the 2006 Equity Incentive Plan.

5.             Employee Benefits.

(a)           Generally.  Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b)           Vacation.  Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6.             Expenses and Relocation.

(a)           General.  In addition to the reimbursement of expenses discussed below in this Section 6, the Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(b)           Travel and Relocation Expenses.  During the first six (6) months of the Employment Term, the Company will reimburse Executive for reasonable travel costs to and from his current residence consistent with the Company’s policy for business related travel for executive officers of the Company.  In the event the Company requests Executive to relocate his primary residence to the San Francisco Bay Area, Executive will be reimbursed for reasonable relocation related expenses approved by the Compensation Committee, which could include temporary living costs, travel costs to and from his current residence, moving expenses, and real estate fees.  Any taxable reimbursement will (a) be paid promptly but not later than the last day of the calendar year following the year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (c) not be subject to liquidation or exchange for another benefit.

(c)           Attorneys’ Fees.  The Company shall reimburse Executive up to $15,000 for reasonable attorneys’ fees incurred in the negotiation, preparation, and execution of this Agreement.

7.             Term and Termination of Employment.  In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary and Earned Bonus(es) accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business and other expenses required to be reimbursed to Executive pursuant to Section 6; and (e) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, separate indemnification agreement, or applicable law, as applicable.  In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to amounts and benefits specified in Section 9, subject to the conditions therein.

8.             Survival of Covenants.

(a)           Non-solicitation and Non-competition.  The Executive agrees that during the Employment Term and for twelve (12) months thereafter, Executive will not solicit any employee of the Company for employment other than at the Company or one of its subsidiaries or affiliates, and that during the Employment Term will not directly or indirectly engage in, have any ownership interest in or participate in any entity that competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company.

Executive’s passive ownership of not more than 3% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 8(a).

(b)           Nondisparagement.  During the Employment Term and for twelve (12) months thereafter, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company, the members of the Board or the chief executive staff.  During the Employment Term and for twelve (12) months thereafter, members of the Board and the chief executive staff will not knowingly and materially publicly disparage, criticize, or otherwise make any derogatory statements regarding Executive.  Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are required to provide such information pursuant to applicable law or regulation.

9.             Severance.

(a)           Termination Without Cause Other Than During the Change of Control Transition Period.  If Executive’s employment with the Company is terminated by the Company without Cause (as defined in this Agreement) other than during the Change of Control Transition Period (as defined in this Agreement), then subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement, the Company shall provide severance pay and benefits, subject to continuing compliance with Section 8 hereof, as follows:

(i)            Base Salary.  The Company shall provide monetary severance to Executive equal to one year’s Base Salary and one year’s Target Bonus.  Such severance (“Severance Payments”) shall be paid ratably over twelve months from the date of employment termination (the “Severance Period”) in accordance with the payroll schedule applicable to active officers of the Company, subject to any delay required to avoid taxation under Section 409A.

(ii)           Pay in Lieu of Continued Employee Benefits.  In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for twelve (12) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to any delay required to avoid taxation under Section 409A.

(iii)          Equity Vesting Acceleration.  Any outstanding equity compensation awards that vest solely based upon Executive’s continued service with the Company shall immediately accelerate vesting as to the number of shares that would have otherwise vested had Executive remained employed by the Company for twelve months following Executive’s termination date.  This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date.  If, however, any such vesting acceleration does not result in any additional vesting due to a cliff-vesting provision of one year or more, such awards shall vest as if the grant was initially subject to ratable monthly vesting over the entire vesting period, with an additional accelerated vesting of twelve months added on to such-pro-rated vesting.  Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement.

(b)           Termination Without Cause or Voluntary Termination for Good Reason During the Change of Control Transition Period.  If, during the period commencing on the three month anniversary before and ending on the twelve month anniversary following a Change of Control (as defined in this Agreement) (the “Change of Control Transition Period”), Executive’s employment with the Company (i) is terminated by the Company without Cause (as defined in this Agreement), (ii) voluntarily by Executive for Good Reason (as defined in this Agreement), in each case subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement, the Company shall provide severance pay and benefits, subject to continuing compliance with Section 8 hereof, as follows:

(i)            Base Salary.  The Company shall provide monetary severance to Executive equal to eighteen month’s Base Salary and one and one-half times the Target Bonus.  Such severance (“Severance Payments”) shall be paid ratably over twelve months from the date of employment termination (the “Severance Period”) in accordance with the payroll schedule applicable to active officers of the Company, subject to any delay required to avoid taxation under Section 409A.

(ii)           Pay in Lieu of Continued Employee Benefits.  In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for eighteen (18) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company, subject to any delay required to avoid taxation under Section 409A.

(iii)          Equity Vesting Acceleration.  Any outstanding equity compensation awards that vest solely based upon Executive’s continued service with the Company shall immediately accelerate vesting 100%.  This includes equity compensation awards with a mixture of performance-based vesting and service-based vesting provisions as to which the performance metric has been achieved by the termination date, but not as to any such awards as to which the performance metric has not been achieved by the termination date.  Any such awards will otherwise remain subject to the terms of the applicable stock plan, grant and/or agreement.

(iv)          Voluntary Termination Without Good Reason or Termination for Cause; Death and Disability.  If Executive’s employment terminates other than pursuant to (A) a voluntary termination for Good Reason or a termination by the Company without Cause during the Change of Control Transition Period or, (ii) a termination by the Company without Cause other than during the Change of Control Transition Period, including due to Executive’s death or Disability, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

(c)           Separation Agreement and Release of Claims.  Receipt of the severance payments and benefits specified in this Section 9 shall be contingent on Executive’s (or Executive’s estate, in the event of Executive’s death) execution of a full release of all claims against the Company in substantially the form attached to this Agreement as Exhibit A, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date.  Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in full on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

(d)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment or benefit contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or benefit.

10.          Code Section 280G Best Results.  If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.

Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11.          Definitions.

(a)           Cause.  For purposes of this Agreement, “Cause” will mean: (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities hereunder and intended to result in material and substantial personal enrichment of the Executive, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company or its affiliates, and (iv) following delivery to the Executive of a written demand for performance from the Board which describes the basis for the Board’s belief that the Executive has performed his duties in a grossly negligent manner, the Executive’s failure to cure such acts of gross negligence within a reasonable period of no less than thirty (30) days from the date the Board provides written notice.  The determination of “Cause” shall be made by the Board in its reasonable discretion within ninety (90) days of its initial existence and, with respect to Section 11(a)(iv), Executive must be provided with at least 30 days to remedy the condition.

(b)           Change of Control.  For the purposes of this Agreement, “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)           Disability.  For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity (after taking into account any reasonable accommodations that do not cause an undue burden on the Company) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(d)           Good Reason.  For purposes of this Agreement, “Good Reason” is defined as, without the Executive’s consent, (i) a reduction in the Executive’s Base Salary (except pursuant to a reduction of no more than 10% of base salary generally applicable to senior executives of the Company), (ii) a material diminution of Executive’s authority or responsibilities, (iii) a reduction of Executive’s title, (iv) Executive ceasing to report directly to the Board, (v) the Board failing to re-nominate Executive for Board membership when his Board term expires while he is employed by the Company, or (vi) a material breach of this Agreement by the Company.  In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence and the Company must be provided with at least 30 days to remedy the condition.

12.          Indemnification.  Executive and the Company will execute the Company’s standard form of Indemnification Agreement attached hereto as Exhibit B.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.  During the Employment Term and for a period of six years thereafter, the Company shall maintain directors’ and officers’ liability insurance that names Executive as an insured under such policies at a level (including, but not limited to, amounts, deductibles, scope and exclusions) commensurate with that which is applicable at all relevant times to the Company’s most senior executives and directors; provided that, following the Employment Term, the Company may substitute the foregoing obligation for a single premium tail coverage with respect to such directors’ and officers’ liability insurance at a level (including, but not limited to, amounts, deductibles, scope and exclusions) at least as favorable as in the existing policies of the Company as were in effect immediately prior to the end of the Employment Term.

13.          Confidential Information.  Executive will execute the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”).

14.          Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.           Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

Rambus Inc.

1050 Enterprise Way, Suite 700

Sunnyvale, California 94089

If to Executive:

at the last residential address known by the Company

16.           Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

17.           Integration.  This Agreement, together with the Proprietary Information Agreement and the equity award agreements covering Executive’s equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements or plans whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto.  In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.  To the extent that any provisions of this Agreement conflict with those of any other agreement, including the standard Proprietary Information Agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

18.           Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.           Governing Law.  This Agreement will be governed by the laws of the State of California, without regard to its conflict of laws provisions.

22.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.           Section 409A.  Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated under Section 409A, as each may be amended from time to time (together, “Section 409A”).  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.”  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Notwithstanding anything to the contrary in this Agreement, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

24.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

RAMBUS INC.

/s/ J. Thomas Bentley	June 22, 2012
J. Thomas Bentley	Date

By:

EXECUTIVE:

/s/ Ronald Black	June 22, 2012
Ronald Black	Date

EXHIBIT A

RAMBUS INC./RONALD BLACK

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Rambus Inc. (the “Company”) and Ronald Black (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.             Termination.  Employee’s employment from the Company terminated on (the “Termination Date”).

2.             Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employment, Confidential Information and Invention Assignment Agreement, between Employee and the Company.  Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.             Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.             Consideration.   The Company shall provide Employee with all of the severance benefits, both in the manner and substance, described in Section 9[(a)/(b)] of the Employment Agreement

5.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any severance obligations due Employee under the Employment Agreement.  Nothing in this Agreement waives (i) Employee’s rights to indemnification or any payments under any insurance policy, if any, provided by any act, articles of incorporation, by-laws or agreement of the Company, state or federal law or policy of insurance; (ii) any vested rights that Employee has under any employee benefit plans of the Company.

6.             Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by

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this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

7.             Civil Code Section 1542.  Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

8.             No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, or as necessary to enforce the terms of this Agreement, the Employment Agreement or any equity award agreements entered into between the Company and Employee.  The Company represents that neither it nor any of its affiliates has any lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Employee.  The Company represents that neither it nor any of its affiliates intend to bring any claims on its own behalf or on behalf of any other person or entity against Employee.  Notwithstanding the foregoing, the Company does not make any representations as to any shareholder derivative actions that may be brought against or otherwise involve Employee.

9.             Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.           No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director,

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employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

11.           No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

12.           Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

13.           Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Proprietary Information Agreement (as defined in the Employment Agreement).

14.           Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  The Company represents and warrants that (a) the Company’s Board of Directors has duly and validly authorized the execution, delivery and performance of this Agreement; and (b) the person signing this Agreement on behalf the Company has the necessary legal authority to execute this Agreement and bind the Company to the terms, conditions, covenants, agreements, and obligations set forth in this Agreement.

15.           No Representations.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17.           Entire Agreement.  This Agreement, along with the Proprietary Information Agreement, Sections 8, 10, 12, 15 and 23 of the Employment Agreement, and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

18.           No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

19.           Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

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20.           Effective Date.  This Agreement is effective eight (8) days after it has been signed by both Parties.

21.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Rambus Inc.

Dated:	By

Ronald Black, an individual

Dated:

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EXHIBIT B

INDEMNIFICATION AGREEMENT

RAMBUS INC.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of                           , 2012, by and between Rambus Inc., a Delaware corporation (the “Company”), and Ronald Black, (“Indemnitee”).

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its related entities;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein;

NOW, THEREFORE, the Company and Indemnitee hereby agree as set forth below.

1.             Certain Definitions.

(a)           “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities (as defined below), (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)           “Claim” shall mean with respect to a Covered Event (as defined below):  any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c)           References to the “Company” shall include, in addition to Rambus Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Rambus Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)           “Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(e)           “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

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(f)            “Expense Advance” shall mean a payment to Indemnitee pursuant to Section 3 of Expenses in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g)           “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h)           References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)            “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j)            “Section” refers to a section of this Agreement unless otherwise indicated.

(k)           “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2.             Indemnification.

(a)           Indemnification of Expenses.  Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b)           Review of Indemnification Obligations.  Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a)

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to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c)           Indemnitee Rights on Unfavorable Determination; Binding Effect.  If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 15, the Company hereby consents to service of process and to appear in any such proceeding.  Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)           Selection of Reviewing Party; Change in Control.  If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the Company’s certificate of incorporation or bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld).  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law and the Company agrees to abide by such opinion.  The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.  Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)           Mandatory Payment of Expenses.  Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in

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defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.             Expense Advances.

(a)           Obligation to Make Expense Advances.  The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor by the Company.

(b)           Form of Undertaking.  Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

(c)           Determination of Reasonable Expense Advances.  The parties agree that for the purposes of any Expense Advance for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such Expense Advance that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

4.             Procedures for Indemnification and Expense Advances.

(a)           Timing of Payments.  All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than forty-five (45) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) business days after such written demand by Indemnitee is presented to the Company.

(b)           Notice/Cooperation by Indemnitee.  Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement.  Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee).  In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)           No Presumptions; Burden of Proof.  For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law.  In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual

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determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.  In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d)           Notice to Insurers.  If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)           Selection of Counsel.  In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.

5.             Additional Indemnification Rights; Nonexclusivity.

(a)           Scope.  The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s certificate of incorporation, the Company’s bylaws or by statute.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied

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to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b)           Nonexclusivity.  The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s certificate of incorporation, its bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise.  The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.             No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s certificate of incorporation, bylaws or otherwise) of the amounts otherwise payable hereunder.

7.             Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.             Mutual Acknowledgment.  Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9.             Liability Insurance.  To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10.          Exceptions.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)           Excluded Action or Omissions.  To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law; provided, however, that notwithstanding

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any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)           Claims Initiated by Indemnitee.  To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or cross claim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s certificate of incorporation or bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law (relating to indemnification of officers, directors, employees and agents; and insurance), regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c)           Lack of Good Faith.  To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)           Claims Under Section 16(b).  To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

11.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12.          Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a

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substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13.          Expenses Incurred in Action Relating to Enforcement or Interpretation.  In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.  In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

14.          Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked.  Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.          Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.          Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the

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remaining provisions shall remain enforceable to the fullest extent permitted by law.  Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.          Choice of Law.  This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.          Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.          Amendment and Termination.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.          Integration and Entire Agreement.  This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.          No Construction as Employment Agreement.  Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

RAMBUS INC.

By:	/s/ J. Thomas Bentley

Name:	J. Thomas Bentley

Title:	Chairman of the Board

Address:	RAMBUS INC.
1050 Enterprise Way, Suite 700
Sunnyvale, California 94089

AGREED TO AND ACCEPTED BY:

INDEMNITEE

/s/ Ronald Black
(signature)

Ronald Black